UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 12, 2005

GOOGLE INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50726	77-0493581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Amphitheatre Parkway

Mountain View, CA 94043

(Address of principal executive offices, including zip code)

(650) 253-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 12, 2005, Google Inc. held its annual stockholders meeting. At the meeting, the stockholders approved, among other things, the amended Google 2004 Stock Plan.

The 2004 Stock Plan includes, among other things, the following three amendments:

(1) An increase to the number of shares available under the 2004 Stock Plan by an additional seven million shares of Class A common stock for a total of 13,431,660 shares, and the removal of the requirement that the number of shares available under the 2004 Stock Plan be reduced by the number of shares subject to options granted after December 31, 2003 under Google’s 1998 Stock Plan, 1999 Stock Option/Stock Issuance Plan, 2000 Stock Plan, 2003 Stock Plan, 2003 Stock Plan (No. 2), and 2003 Stock Plan (No. 3).

(2) A provision that provides that the number of shares available under the 2004 Stock Plan will not be reduced by any shares that are withheld in satisfaction of tax withholding obligations.

(3) The addition of provisions that will provide Google with the ability to deduct for federal income tax purposes, if certain requirements are met, compensation, including equity compensation, in excess of $1 million that Google may pay to certain of its executive officers in any single year pursuant to the 2004 Stock Plan in connection with restricted stock, stock appreciation rights, restricted stock units, performance units and performance shares, as well as options.

A copy of the 2004 Stock Plan, as amended, is attached hereto as Exhibit 10.17. A more extensive discussion of the terms of the 2004 Stock Plan, as amended, is set forth in Google’s definitive proxy statement filed with the Securities and Exchange Commission on April 8, 2005.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.17	Google Inc. 2004 Stock Plan, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOGLE INC.

Date: May 16, 2005	/s/ Eric Schmidt
Eric Schmidt Chairman of the Executive Committee and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.17	Google Inc. 2004 Stock Plan, as amended.